Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

THIRD QUARTER FFO OF $1.13 PER SHARE AND

RAISES 2005 EARNINGS GUIDENCE

Third Quarter Highlights

•                  Increased third quarter FFO to $1.13 per share (diluted) from $0.94 during the third quarter of 2004.

•                  Increased net income available to common stockholders to $0.87 per share (diluted), a 77.6% increase over the same quarter in 2004.

•                  Closed on previously announced sale of 180 Madison Avenue, resulting in a gain to SL Green of approximately $11.6 million and recognized an incentive fee of $10.8 million.

•                  Closed on previously announced acquisitions of 1551/1555 Broadway, 21 West 34th Street and 141 Fifth Avenue through joint ventures with Jeff Sutton for approximately $115.8 million.

•                  Closed new $500 million unsecured revolving credit facility, which can be expanded to $800 million. Reduced borrowing spreads by up to 25 basis points with a current rate of LIBOR plus 85 basis points.

•                  Invested $24.7 million in Gramercy Capital Corp. in connection with their $98.1 million common stock offering in September.

•                  Received $2.6 million in dividends and $3.3 million in fees from our investment in and management arrangement with Gramercy Capital Corp.  The fees include a $1.0 million incentive fee earned during the quarter.

•                  Recognized combined same-store GAAP NOI growth of 4% during the third quarter.

•                  Increased average office starting rents to $43.79, representing a 5.1% increase over previously fully escalated rents and continuing the upward trend in rents.

•                  Signed 58 office leases totaling 341,458 square feet during the third quarter.

Summary

New York, NY, October 25, 2005 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $51.7 million, or $1.13 per share for the third quarter ended September 30, 2005, a 20.2% increase over the same quarter in 2004.  The Company also reported FFO of $3.14 per share for the nine months ended September 30, 2005, an 11.7% increase over the same period in 2004, which was $2.81 per share.

Net income available to common stockholders totaled $37.3 million, or $0.87 per share, for the third quarter and $116.7 million, or $2.72 per share, for the nine months ended September 30, 2005, an increase of $17.0 million and $35.1 million over the respective periods in 2004.  The increase was primarily due to acquisitions that closed in 2004 and 2005, including 750 Third Avenue and 485 Lexington Avenue (July 2004), 625 Madison Avenue (October 2004), 28 West 44th Street (February 2005), 1 Madison Avenue (April 2005) and the remaining interest in 19 West 44th Street (June 2005), as well as the gains on sale from 1414 Avenue of the Americas and 180 Madison Avenue.

All per share amounts are presented on a diluted basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ In millions except per share data)	2005	2004	2005	2004
Funds from operations	$51.7	$40.7	$142.6	$119.8
• per share (diluted)	$1.13	$0.94	$3.14	$2.81
Net income	$37.3	$20.3	$116.7	$81.6
• per share (diluted)	$0.87	$0.49	$2.72	$2.03

Operating and Leasing Activity

For the third quarter of 2005, the Company reported revenues and EBITDA of $120.3 million and $70.8 million, respectively, increases of $34.4 million (or 40.1%) and $18.1 million (or 34.2%), respectively, over the same period in 2004, largely due to the new acquisitions described above. Same-store GAAP NOI on a combined basis increased by 4% for the quarter with the wholly-owned properties decreasing by 1.9% to $35.1 million during the third quarter and the joint venture properties increasing by 13.1% to $23.0 million.  Wholly-owned Same-Store GAAP NOI for the third quarter of 2004 included approximately $1.1 million of lease buy-out income compared to $0.5 of lease buy-out in the current quarter.

Average starting office rents of $43.79 per rentable square foot for the third quarter represented a 5.1% increase over the previously fully escalated rents.

Occupancy for the portfolio increased from 95.9% at June 30, 2005 to 96.0% at September 30, 2005.  During the quarter, the Company signed 60 leases totaling 345,469 square feet with 58 leases, and 341,458 square feet, representing office leases.

Significant leasing activities during the third quarter included:

•                  New lease with Omnicom Group for approximately 27,000 square feet at 220 East 42nd Street.

•                  Early commencement of lease with Polo Ralph Lauren for approximately 36,000 square feet at 625 Madison Avenue.

•                  Renewal of lease with Morgan Stanley & Co., Incorporated for approximately 75,000 square feet at 1221 Avenue of the Americas.

Real Estate Investment Activity

During the third quarter of 2005, the Company announced acquisitions totaling approximately $115.8 million and dispositions totaling approximately $92.7 million. Investment activity announced during the third quarter included:

•                  In July 2005, the Company, through a joint venture with Jeff Sutton, acquired the fee interests in two adjoining retail buildings at 1551 and 1555 Broadway and in a third retail and commercial building at 21 West 34th Street for an aggregate purchase price of $102.5 million. The buildings comprise approximately 43,700 rentable square feet. We own approximately 50% of the equity in the joint venture. The joint venture entered into a $103.9 million credit facility to finance the acquisition and redevelopment of these three properties. The loan, which will bear interest at 200 basis points over the 30-day LIBOR, is for three years. At closing, the joint venture drew approximately $85.4 million to fund the acquisition.  The joint venture agreement provides Jeff Sutton with the opportunity to earn incentive fees based upon the financial performance of the properties.

•                  In August 2005, the Company, through another joint venture with Jeff Sutton, acquired the ground and second floors in a mixed-use property at 141 Fifth Avenue for $13.25 million. The retail component of the building we own consists of approximately 21,500 square feet of retail space. We own approximately 50% of the equity in the joint venture. The joint venture entered into a $12.58 million credit facility to finance the acquisition of the property. The loan, which will bear interest at 225 basis points over the 30-day LIBOR, is for two years and has three one-year extension options. At closing, the joint venture drew approximately $10.0 million to fund the acquisition. In addition the joint venture retained a 22.5% carried interest in floors 3 to 12, which the Company conveyed to a third party at closing.  The joint venture agreement provides Jeff Sutton with the opportunity to earn incentive fees based upon the financial performance of the property.

•                  In August 2005, the Company sold the fee interest in 180 Madison Avenue for $92.7 million. The property was owned through a joint venture with Morgan Stanley Real Estate Fund III, L.P., or MSREF, which recognized a gain of approximately $40.0 million from the sale, of which SL Green’s share was approximately $19.3 million. Approximately $7.7 million of the gain was deferred and will be recognized upon redemption of a preferred equity investment retained in the property.  180 Madison Avenue represents the last property to be sold through SL Green’s highly successful joint venture with MSREF. Other properties jointly bought and sold have included 90 Broad Street, 469 Seventh Avenue and 321 West 44th Street. In connection with the sale of 180 Madison and the resolution of the MSREF joint venture, SL Green recognized an incentive fee of approximately $10.8 million.

Financing and Capital Activity

In September 2005, the Company entered into a new $500.0 million senior unsecured revolving credit facility which can be expanded to $800.0 million.  The credit facility replaced the then existing secured and unsecured revolving credit facilities. The three-year credit facility matures in September 2008, and has a one-year extension option thereafter.  The interest rate, currently LIBOR plus 85 basis points, is subject to adjustment, on a sliding scale, based upon the Company’s senior leverage ratio. The borrowing spreads have been reduced by up to 25 basis points from their prior levels.

The Company received a commitment to refinance its mortgage at 100 Park Avenue.  The loan will be increased by $60.0 million to $175.0 million, will mature in 2015 and carry an interest rate of approximately 6.52%.  This refinancing, subject to customary closing conditions, is expected to close in the fourth quarter of 2005.  Proceeds from the financing will be used to redevelop the property.

Structured Finance Activity

The Company’s structured finance investments totaled $400.0 million on September 30, 2005, a net increase of $3.2 million from June 30, 2005. The structured finance investments currently have a weighted average maturity of 6.7 years.  The weighted average yield for the quarter ended September 30, 2005 was 10.26%, down slightly from 10.27% for the quarter ended June 30, 2005.

Investment In Gramercy Capital Corp.

The Company’s investment in Gramercy Capital Corp. (NYSE: GKK) increased from $68.9 million to $93.6 million. This includes an additional common equity investment of approximately $24.5 million that was made in September 2005.  Fees earned from various arrangements between the Company and Gramercy totaled approximately $3.3 million for the quarter ended September 30, 2005, including an incentive fee of $1.0 million earned as a result of Gramercy’s FFO exceeding the 9.5% return on equity performance threshold.  For the nine months ended September 30, 2005, the Company earned $7.6 million in fees from Gramercy Capital Corp.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $2.6 million and $5.9 million for the quarter and year ended September 30, 2005, respectively.

The Company’s marketing, general and administrative, or MG&A, expenses includes the consolidation of the expenses of its subsidiary GKK Manager, the entity which manages and advises Gramercy Capital Corp.  There are currently approximately 20 Gramercy dedicated employees compared to 5 at the time of Gramercy’s IPO.  For the quarter ended September 30, 2005, the Company’s MG&A includes approximately $2.6 million of costs associated with GKK Manager.

Dividends

During the third quarter of 2005, the Company declared dividends as follows:

•                  $0.54 per common share. Dividends were paid on October 14, 2005 to stockholders of record on the close of business on September 30, 2005.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period July 15, 2005 through and including October 14, 2005. Dividends were paid on October 14, 2005 to stockholders of record on the close of business on September 30, 2005. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

2005 Earnings Guidance

The Company announced that it is raising its earnings guidance for the year to FFO per share of $4.10 – $4.15.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, October 25, 2005 at 2:00 p.m. ET to discuss third quarter financial results. The conference call may be accessed by dialing (800) 218-0713 Domestic or (303) 262-2194 International.  No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com.

A replay of the call will be available through Tuesday, November 1, 2005 by dialing (800) 405-2236 Domestic or (303) 590-3000 International, using pass code 11033858.

Supplemental Information

The Supplemental Package outlining third quarter 2005 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of September 30, 2005, the Company owned 28 office properties totaling 18.2 million square feet. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 6 and 8 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Rental revenue, net	$75,717	$59,856	$220,369	$173,202
Escalations & reimbursement revenues	16,358	12,746	41,666	31,310
Preferred equity and investment income	10,652	8,281	33,723	30,667
Other income	17,564	4,985	31,479	14,426
Total revenues	120,291	85,868	327,237	249,605

Equity in net income from unconsolidated joint ventures	13,250	10,632	38,643	32,017

Expenses:
Operating expenses	29,117	22,464	77,698	63,683
Ground rent	4,922	3,758	14,350	11,490
Real estate taxes	15,286	11,956	45,515	34,279
Marketing, general and administrative	13,418	5,574	32,250	20,944
Total expenses	62,743	43,752	169,813	130,396

Earnings Before Interest, Depreciation and Amortization (EBITDA)	70,798	52,748	196,067	151,226
Interest expense	20,580	15,969	57,253	44,839
Depreciation and amortization	17,204	13,025	47,855	36,561
Net income from Continuing Operations	33,014	23,754	90,959	69,826
Income from Discontinued Operations, net of minority interests	—	2,428	474	5,532
Gain on sale of Discontinued Operations, net of minority interests	—	—	33,856	—
Equity in net gain on sale of interest in unconsolidated joint ventures	11,550	—	11,550	22,012
Minority interests	(2,265)	(1,032)	(5,225)	(4,434)
Preferred stock dividends	(4,969)	(4,843)	(14,906)	(11,289)
Net income available to common shareholders	$37,330	$20,307	$116,708	$81,647
Net income per share (Basic)	$0.89	$0.52	$2.80	$2.11
Net income per share (Diluted)	$0.87	$0.49	$2.72	$2.03
Funds From Operations (FFO)
FFO per share (Basic)	$1.16	$0.98	$3.23	$2.92
FFO per share (Diluted)	$1.13	$0.94	$3.14	$2.81
FFO Calculation:
Net income from continuing operations	$33,014	$23,754	$90,959	$69,826
Add:
Depreciation and amortization	17,204	13,025	47,855	36,561
FFO from Discontinued Operations	—	3,794	613	9,909
Joint venture FFO adjustment	8,549	5,922	22,282	17,702
Less:
Dividend on perpetual preferred stock	(4,969)	(4,843)	(14,906)	(11,289)
Amortization of deferred financing costs and depreciation of non-real estate assets	(2,094)	(990)	(4,165)	(2,910)
FFO before minority interests – BASIC and DILUTED	$51,704	$40,662	$142,638	$119,799
Basic ownership interest
Weighted average REIT common shares for net income per share	41,923	39,386	41,674	38,670
Weighted average partnership units held by minority interests	2,503	2,225	2,516	2,245
Basic weighted average shares and units outstanding for FFO per share	44,426	41,611	44,190	40,915
Diluted ownership interest
Weighted average REIT common share and common share equivalents	43,170	41,092	42,910	40,321
Weighted average partnership units held by minority interests	2,504	2,225	2,516	2,245
Diluted weighted average shares and units outstanding	45,674	43,317	45,426	42,566

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$288,080	$206,824
Buildings and improvements	1,408,858	1,065,654
Building leasehold and improvements	474,121	471,418
Property under capital lease	12,208	12,208
	2,183,267	1,756,104
Less accumulated depreciation	(205,443)	(176,238)
	1,977,824	1,579,866
Cash and cash equivalents	14,193	35,795
Restricted cash	56,215	56,417
Tenant and other receivables, net of allowance of $10,146 and $8,921 in 2005 and 2004, respectively	21,928	15,248
Related party receivables	3,598	5,027
Deferred rents receivable, net of allowance of $8,566 and $6,541 in 2005 and 2004, respectively	73,983	61,302
Structured finance investments, net of discount of $1,582 and $1,895 in 2005 and 2004, respectively	400,049	350,027
Investments in unconsolidated joint ventures	659,860	557,089
Deferred costs, net	68,518	47,869
Other assets	76,162	43,241
Total assets	$3,352,330	$2,751,881
Liabilities and Stockholders’ Equity
Mortgage notes payable	$866,640	$614,476
Revolving credit facilities	135,000	110,900
Term loans	525,000	425,000
Derivative instruments at fair value	—	1,347
Accrued interest payable	7,589	4,494
Accounts payable and accrued expenses	77,329	72,298
Deferred revenue/gain	25,596	18,648
Capitalized lease obligations	16,228	16,442
Deferred land lease payable	16,179	15,723
Dividend and distributions payable	28,176	27,553
Security deposits	23,962	22,056
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	—
Total liabilities	1,821,699	1,328,937
Commitments and contingencies	—	—
Minority interest in other partnerships	14,493	509
Minority interest in operating partnership	76,625	74,555
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at September 30, 2005 and December 31, 2004, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 and none issued and outstanding at September 30, 2005 and December 31, 2004, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 41,942 and 40,876 issued and outstanding at September 30, 2005 and December 31, 2004, respectively	419	409
Additional paid - in capital	956,604	917,613
Deferred compensation plan	(19,681)	(15,273)
Accumulated other comprehensive income	13,691	5,647
Retained earnings	240,178	191,182
Total stockholders’ equity	1,439,513	1,347,880
Total liabilities and stockholders’ equity	$3,352,330	$2,751,881

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2005	2004
Operating Data: (1)
Net rentable area at end of period (in 000’s)	18,159	17,145
Portfolio percentage leased at end of period	96.0%	95.8%
Same-Store percentage leased at end of period	96.0%	95.5%
Number of properties in operation	28	29

Office square feet leased during quarter (rentable)	342,000	522,000
Average mark-to-market percentage-office	5.1%	0.3%
Average starting cash rent per rentable square foot-office	$43.79	$31.48

(1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Earnings before interest, depreciation and amortization (EBITDA):	$70,798	$52,748	$196,067	$151,226
Add:
Marketing, general & administrative expense	13,418	5,574	32,250	20,944
Operating income from discontinued operations	—	4,066	801	10,685
Less:
Non-building revenue	(28,216)	(13,265)	(65,203)	(45,092)
Equity in net income from joint ventures	(13,250)	(10,632)	(38,643)	(32,017)
GAAP net operating income (GAAP NOI)	42,750	38,491	125,272	105,746

Less:
Operating income from discontinued operations	—	(4,066)	(801)	(10,685)
GAAP NOI from other properties/ affiliates	(7,696)	1,302	(18,837)	7,362
Same-Store GAAP NOI	$35,054	$35,727	$105,634	$102,423

*  See page 7 for a reconciliation of FFO and EBITDA to net income.